Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the amended Registration Statements (Form S-3 333-113977) and (Form S-4 No. 333-60355-01) of AIMCO Properties, L.P. and in the related Prospectuses of our reports dated March 10, 2005 with respect to the consolidated financial statements and schedule of AIMCO Properties, L.P., AIMCO Properties, L.P management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AIMCO Properties, L.P, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

ERNST & YOUNG LLP
Denver, Colorado
March 10, 2005